SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 17, 2022

AIR INDUSTRIES GROUP

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35927	80-0948413
State of Incorporation	Commission File Number	IRS Employer I.D. Number

1460 Fifth Avenue, Bay Shore, New York 11706

(Address of Principal Executive Offices)

Registrant’s telephone number: (631) 968-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	AIRI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 17, 2022, we, Air Industries Group, entered into a Fourth Amendment to Loan and Security Agreement with Webster Bank increasing the amount of our term loan, establishing a capital expenditure line of credit which we may draw upon from time to time to finance future purchases of machinery and equipment, reducing the monthly principal instalments to be made in respect of the term loan and increasing the amount of capital expenditures that we may make each year to conform to our historical experience.

Pursuant to the Fourth Amendment, the new term loan with Webster Bank has an initial principal amount of $5,000,000. The funds will be used to retire the existing term loan of approximately $3.1 million, retire a capital lease with another lender of approximately $250,000 and purchase two CNC Lathes for an aggregate of $870,000, with the balance available for working capital. The new monthly principal payment due in respect of the term loan will be $59,524 down from $67,679.

In addition, Webster Bank has agreed to provide a $2.0 million capital expenditure line of credit which may be used to pay 85% of the hard costs of newly acquired equipment. We currently anticipate drawing down $500,000 of this line to purchase new equipment to be installed at our Barkhamsted facility.

All advances under the term loan and the capital expenditure line of credit are amortizable over seven years (84 months), mature on December 31, 2026, and bear interest at the greater of (i) 3.5% per annum or (ii) 30-day LIBOR plus 250 basis points or (iii) Prime Rate less 65 basis points. The current interest rate is 3.5%.

In reviewing the covenants in the Loan and Security Agreement in connection with the discussion regarding the increase in the term loan and the establishment of a capital expenditures line, it was determined that certain ordinary course expenses, such as the cost of tooling incurred to enable a machine to produce a particular product, should be considered a capital expenditure. Rather than amend the language in the covenant, Webster Bank agreed to increase the annual amount of capital expenditures we may make in any year without the bank’s consent to $1,500,000.

The description of the material terms of the Fourth Amendment to Loan and Security Agreement contained herein is not intended to be complete and is qualified by reference to the copy of the Amendment which is filed as an exhibit to this Report on Form 8-K.

Item 7.01 Regulation FD Disclosure

On May 18, 2022, we issued a press release announcing the closing on the expansion of our term loan with Webster Bank and the establishment of a new $2.0 million capital expenditure line by Webster Bank.

The information in Item 7.01 of this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Fourth Amendment to Loan and Security Agreement with Webster Bank, National Association
99.1	Text of press release dated May 18, 2022, issued by Air Industries Group.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 18, 2022

AIR INDUSTRIES GROUP

By:	/s/ Michael Recca
Michael Recca

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